Exhibit 99.1

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:

Simulations Plus Investor Relations	Hayden IR
Ms. Renee Bouche	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:

July 10, 2017

Simulations Plus Reports Third Quarter FY2017 Financial Results

Record quarter as revenues grow 12.2%, 9MoFY17 net income up 11.4%

LANCASTER, CA, July 10, 2017 – Simulations Plus, Inc. (NASDAQ: SLP), the premier provider of simulation and modeling software and consulting services for pharmaceutical discovery and development from the earliest discovery through all phases of clinical trials, today reported financial results for its third quarter of fiscal year 2017 (3QFY17) and the first nine months of fiscal year 2017 (9moFY17), the period ended May 31, 2017.

3QFY17 highlights compared with 3QFY16:

•	Net revenues increased 12.2% to $6.75 million, an increase of $736,000 from $6.01 million
o	An all-time high for any quarter
•	Gross profit was up 10.1% to $5.30 million, an increase of $486,000 from $4.82 million
•	SG&A was $1.95 million, an increase of 16.3% or $274,000 from $1.68 million
o	Includes approximately $144,000 in one-time charges for the acquisition of DILIsym Services, Inc. that were expensed in the quarter
•	R&D expenditures were $598,000, a decrease of $19,000, or 3.2% over $617,000
o	In 3QFY17, $344,000 was capitalized and $254,000 was expensed
o	In 3QFY16, $269,000 was capitalized and $348,000 was expensed
•	Income before taxes increased 10.2% to $3.08 million, an increase of $284,000 from $2.80 million
•	Net income increased 8.9% to $2.08 million, an increase of $171,000 from $1.91 million
o	Reduced by the one-time charges for the acquisition of DILIsym Services, Inc.
•	Diluted earnings per share increased 6.7% to $0.12 from $0.11

9moFY17 highlights compared with 9moFY16:

•	Net revenues increased 11.6% to $17.87 million, an increase of $1.86 million from $16.01 million
•	Gross profit was up 8.5% to $13.54 million, an increase of $1.06 million from $12.47 million
•	SG&A was $5.77 million, an increase of $687,000, or 13.5%, from $5.08 million
o	Includes approximately $261,000 in one-time charges for the acquisition of DILIsym Services, Inc. that were expensed in the first nine months
•	R&D expenditures were $1.89 million, a decrease of $84,000, or 4.3% over $1.97 million
o	For 9moFY17, $928,000 was capitalized and $953,000 was expensed
o	For 9moFY16, $814,000 was capitalized and $1.16 million was expensed

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•	Income before taxes increased 10.1% to $6.84 million, an increase of $628,000 from $6.21 million
•	Net income increased 11.4% to $4.64 million, an increase of $476,000 from $4.16 million
o	Reduced by the one-time charges for the acquisition of DILIsym Services, Inc.
•	Diluted earnings per share increased 9.9% to $0.27 from $0.24

John Kneisel, chief financial officer of Simulations Plus, said: “The Company continues to produce record financial results and maintains a strong cash position. Consolidated cash as of July 7, 2017, was $6.0 million, after approximately $5.0 million of distributions related to the acquisition of DILIsym Services were made just after the May 31, 2017 quarterly close. In addition, during the quarter ended May 31, 2017, the Company made a dividend distribution of approximately $862,000 on May 15, 2017, and the final payment of $1,000,000 to TSRL was made in April. The strong and consistent profitability has enabled the Board of Directors to identify accretive acquisitions and return cash to shareholders in the form of a cash dividend, and has allowed management to take steps to improve the balance sheet and eliminate long-term royalty agreements.”

John DiBella, vice president for marketing and sales of Simulations Plus, said: “Simulations Plus continues to engage with more companies across a variety of markets, and this is reflected in the strong revenue performance from both software licensing and consulting services seen in both 3QFY17 and 9moFY17. We added 63 new software clients and achieved 23% growth in consulting service revenue through the first nine months of the fiscal year, and the scientists that have recently joined the company are actively contributing to the increasing number of new projects. We have added staff on our marketing and sales team over the past two months and, coupled with increased promotional activities from our new distributor channels in India and Korea, we expect to expand our global reach and end fiscal year 2017 on a positive note.”

Walt Woltosz, chairman and chief executive officer of Simulations Plus, concluded: “June marked the 20th anniversary of Simulations Plus’ 1997 initial public offering of one million shares at $5 per share, with another 2.2 million shares (~69%) held by insiders. Our initial market cap was $16 million. As of last Friday’s close, our market cap was approximately $223 million and the total number of shares after two stock splits, some stock repurchases, and new shares issued in acquisitions and for exercised stock options, is now approximately 17.25 million, with approximately 37% held by insiders. As of June, we became part of the Russell 3000® index, underscoring our progress and attracting new institutional investors. Having completed the exciting acquisition of DILIsym Services, Inc. on June 1, we are almost halfway through our first fiscal quarter that will include the additional revenues and earnings from that division, which achieved just over $3 million in revenues and approximately $720,000 in net earnings during 2016. More importantly, we are now in a position to advance the modeling of drug-induced liver injury through the synergies with our traditional software offerings, and thereby we expect to further expand the market for our software and consulting services.”

Investor Conference Call

The Company will host a conference call on July 10, 2017, at 4:15 p.m. Eastern Time. All interested parties are invited to join the call by registering at this link. On registering, you will receive a confirmation e-mail with instructions for joining the call. Please dial in five to ten minutes prior to the scheduled start time. For listen-only mode, you may dial +1 (914) 614-3221, and enter access code 154-734-397.

About Simulations Plus, Inc.

Simulations Plus, Inc. is a premier developer of drug discovery and development software as well as a leading provider of both preclinical and clinical pharmacometric consulting services for regulatory submissions. The company is a global leader focused on improving the ways scientists use knowledge and data to predict the properties and outcomes of pharmaceutical and biotechnology agents. Our software is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies and regulatory agencies worldwide. Our innovations in integrating new and existing science in medicinal chemistry, computational chemistry, pharmaceutical science, biology, and physiology into our software have made us the leading software provider for physiologically based pharmacokinetic modeling and simulation. For more information, visit our website at www.simulations-plus.com.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Words like “believe,” “expect” and “anticipate” mean that these are our best estimates as of this writing, but that there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, our ability to identify and close acquisitions on terms favorable to the Company, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports as filed with the U.S. Securities and Exchange Commission.

--Tables follow --

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SIMULATIONS PLUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)
	May 31,	August 31,
ASSETS
	2017	2016
Current assets
Cash and cash equivalents	$8,248,197	$8,030,284
Accounts receivable, net of allowance for doubtful accounts of $0	5,010,589	3,009,517
Revenues in excess of billings	1,130,154	694,131
Prepaid income taxes	241,540	555,486
Prepaid expenses and other current assets	304,408	410,811
Total current assets	14,934,888	12,700,229
Long-term assets
Capitalized computer software development costs, net of accumulated amortization of $9,477,930 and $8,613,487	4,077,144	4,013,127
Property and equipment, net	257,552	256,381
Intellectual property, net of accumulated amortization of $1,864,375 and $1,408,750	4,210,625	4,666,250
Other intangible assets net of accumulated amortization of $405,625 and $295,000	1,244,375	1,355,000
Goodwill	4,789,248	4,789,248
Other assets	34,082	34,082
Total assets	$29,547,914	$27,814,317

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$211,645	$108,111
Accrued payroll and other expenses	647,203	481,610
Accrued bonuses to officers	45,750	121,000
Other current liabilities	–	8,274
Current portion - Contracts payable	–	1,000,000
Billings in excess of revenues	313,399	230,100
Deferred revenue	48,964	176,422
Total current liabilities	1,266,961	2,125,517

Long-term liabilities
Deferred income taxes	3,055,465	2,956,206
Total liabilities	4,322,426	5,081,723

Commitments and contingencies

Shareholders' equity
Preferred stock, $0.001 par value 10,000,000 shares authorized no shares issued and outstanding	–	–
Common stock, $0.001 par value 50,000,000 shares authorized 17,242,510 and 17,225,478 shares issued and outstanding	7,244	7,227
Additional paid-in capital	11,816,573	11,376,007
Retained earnings	13,401,671	11,349,360
Total shareholders' equity	25,225,488	22,732,594
	$–	–
Total liabilities and shareholders' equity	$29,547,914	$27,814,317

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SIMULATIONS PLUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three and nine months ended May 31, 2017 and 2016

	Three months ended		Nine months ended
	(Unaudited)		(Unaudited)
	2017	2016	2017	2016

Net Revenues	$6,748,518	$6,012,193	$17,872,044	$16,014,539
Cost of revenues	1,444,764	1,194,815	4,334,699	3,541,903
Gross margin	5,303,754	4,817,378	13,537,345	12,472,636
Operating expenses
Selling, general, and administrative	1,954,871	1,680,707	5,766,563	5,079,985
Research and development	253,799	348,427	952,635	1,161,124
Total operating expenses	2,208,670	2,029,134	6,719,198	6,241,109

Income from operations	3,095,084	2,788,244	6,818,147	6,231,527

Other income (expense)
Interest income	4,663	4,553	13,548	13,507
Gain(loss) on currency exchange	(14,913)	7,733	5,573	(35,490)
Total other income (expense)	(10,250)	12,286	19,121	(21,983)

Income before provision for income taxes	3,084,834	2,800,530	6,837,268	6,209,544
Provision for income taxes	(1,004,805)	(891,191)	(2,199,914)	(2,048,383)
Net Income	$2,080,029	$1,909,339	$4,637,354	$4,161,161

Earnings per share
Basic	$0.12	$0.11	$0.27	$0.24
Diluted	$0.12	$0.11	$0.27	$0.24

Weighted-average common shares outstanding
Basic	17,241,891	17,028,634	17,233,470	17,000,228
Diluted	17,585,528	17,227,540	17,454,864	17,219,835

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